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                                                                     Exhibit 8.1

                                 August 28, 2001

Choctaw Resort Development Enterprise
P.O. Box 6260, Choctaw Branch
Choctaw, MS 39350

      Re:   Registration Statement on Form S-4
            Choctaw Resort Development Enterprise
            REGISTRATION NO. 333-63348
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Ladies and Gentlemen:

      In connection with the proposed offering up to $200,000,000 in aggregate principal amount of Enterprise's 9 1/4% Senior Notes due 2009 (the "Exchange Notes") by Choctaw Resort Development Enterprise (the "Enterprise"), registered under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission on August 28, 2001 (File No. 333-63348) (the "Registration Statement"), related to the offer (the "Exchange Offer") to exchange the Enterprise's 9 1/4% Senior Notes due 2009 (the "Old Notes") for the Exchange Notes, you have requested our opinion with respect to the matters set forth below. The Old Notes were, and the Exchange Notes will be, issued pursuant to an indenture (the "Indenture"), dated as of March 30, 2001, among the Issuer, the Mississippi Band of Choctaw Indians and Firstar Bank, N.A, as trustee (the "Trustee").

      In our capacity as your counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.


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      Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

      Based on the facts set forth in the Registration Statement, it is our opinion that the statements in the prospectus under the heading "United States Federal Income Tax Considerations," in so far as they purport to summarize provisions of United States federal income tax law, are accurate in all material respects.

      This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

      This opinion is rendered only to you, and is for your use in connection with the registration of Notes pursuant to the Registration Statement, except that this opinion may be relied upon by the investors who acquire Notes of the Issuer pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "United States Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.



                                    Very truly yours,

                                    /s/ Latham & Watkins